                                        Filed Pursuant to Rule 424(b)(2)
                                        Registration No. 333-35099

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 15, 1997)
                                  $240,000,000

                          THE WILLIAMS COMPANIES, INC.
                                                                        LOGO
          6 1/8% MANDATORY PUTABLE/REMARKETABLE SECURITIES (MAPS(SM))
                             DUE FEBRUARY 15, 2012
               (MANDATORY PUT/REMARKETING DATE FEBRUARY 15, 2002)
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     The annual interest rate on the 6 1/8% MAndatory Putable/remarketable Securities (MAPS(SM)) due February 15, 2012 of The Williams Companies, Inc. (the "Company") to February 15, 2002 is 6 1/8%. THE MAPS ARE SUBJECT TO MANDATORY TENDER ON February 15, 2002 (THE "REMARKETING DATE"). If Salomon Brothers Inc, as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MAPS as described herein, the MAPS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of the MAPS -- Tender of MAPS; Remarketing." If the Remarketing Dealer for any reason does not purchase all MAPS on the Remarketing Date or elects not to remarket the MAPS, or in certain other limited circumstances described herein, the Company will be required to repurchase the entire principal amount of the MAPS from the Beneficial Owners (as defined herein) thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the MAPS -- Repurchase."

     Interest on the MAPS is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. Except in the limited circumstances described herein, the MAPS are not subject to redemption by the Company prior to the Stated Maturity Date (as defined herein).

     The MAPS will be issued under a book-entry system in the form of one or more global securities ("Global Securities") registered in the name of The Depository Trust Company (the "DTC") or its nominee. Interests in the Global Securities will be shown on, and transfer thereof will be effected only through, records maintained by the DTC and its participants. The actual purchasers of the MAPS ("Beneficial Owners") will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the MAPS will be made in immediately available funds and the MAPS will trade in the DTC's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the MAPS will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of MAPS -- Same-Day Settlement and Payment."
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                    PRICE TO                UNDERWRITING              PROCEEDS TO
                                                   PUBLIC(1)                DISCOUNT(2)            THE COMPANY(3)(4)
------------------------------------------------------------------------------------------------------------------------
Per MAPS..................................          99.982%                    0.50%                    102.292%
Total.....................................        $239,956,800               $1,200,000               $245,500,800
========================================================================================================================

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   (1) Plus accrued interest, if any, from February 13, 1998.

   (2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

   (3) Before deducting expenses payable by the Company estimated at $500,000.

   (4) The proceeds to the Company include a premium paid by the Remarketing Dealer for the right to require the mandatory tender of all outstanding MAPS. See "Underwriting."
                               ------------------
     The MAPS are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the MAPS will be made through the book-entry facilities of the DTC on or about February 13, 1998.

"MAPS(SM)" is a service mark of Salomon Brothers Inc
SALOMON SMITH BARNEY                                             LEHMAN BROTHERS
The date of this Prospectus Supplement is February 11, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE MAPS. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF MAPS TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

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                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to the documents incorporated by reference in the accompanying Prospectus dated September 15, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, the Company's Current Reports on Form 8-K filed on October 28, 1997, November 13, 1997, and November 26, 1997, and the Company's Proxy Statement dated January 27, 1998, are incorporated by reference herein.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the MAPS are estimated at $245,000,800 after the deduction of the underwriting discount and of the estimated expenses payable by the Company. The Company intends to use the net proceeds of this offering for general corporate purposes, including the repayment of outstanding debt.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     In addition to the ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods set forth in the accompanying Prospectus dated September 15, 1997, the Company's ratio of earnings to combined fixed charges and preferred stock dividend requirements for the nine months ended September 30, 1997, is 2.20.

                            DESCRIPTION OF THE MAPS

     The following description of the particular terms of the MAPS supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or in the Indenture referred to therein.

GENERAL

     The MAPS are to be issued pursuant to an Indenture, dated as of November 10, 1997 (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus.

     The MAPS will mature on February 15, 2012 (the "Stated Maturity Date"). Because of the mandatory put and remarketing provisions described below, however, all purchasers who purchase MAPS in this offering or in the open market prior to February 15, 2002, will have those MAPS either (i) repurchased by the Company on the Remarketing Date (as defined below) or (ii) purchased by the Remarketing Dealer.

     The MAPS will be limited to $240,000,000 aggregate principal amount and will be issuable only in registered form. Except in the limited circumstances described herein, the MAPS are not subject to redemption prior to the Stated Maturity Date at the option of the Company. See "-- Redemption" below.

     The MAPS will bear interest at the annual interest rate of 6 1/8% per annum to February 15, 2002 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MAPS, except in the limited circumstances described herein, (i) the MAPS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MAPS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See "-- Tender of MAPS; Remarketing" below.

     Under the circumstances described below, the MAPS are subject to redemption by the Company from the Remarketing Dealer on the Remarketing Date. See
"-- Redemption" below. If the Remarketing Dealer for any reason does not purchase all MAPS on the Remarketing Date or elects not to remarket the MAPS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MAPS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See "-- Repurchase" below.

     The MAPS will bear interest from February 13, 1998, payable semi-annually on February 15 and August 15 of each year (each, an "Interest Payment Date"), commencing August 15, 1998, to the persons in whose name the MAPS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     The MAPS will be issued in denominations of $1,000 and integral multiples thereof.

TENDER OF MAPS; REMARKETING

     The following description sets forth the terms and conditions of the remarketing of the MAPS, in the event that the Remarketing Dealer elects to purchase the MAPS and to remarket the MAPS on the Remarketing Date.

  Mandatory Tender

     Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the MAPS for remarketing (the "Notification Date"), each MAPS will be automatically tendered, or deemed tendered , to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Repurchase" or "Redemption" below. The purchase price of such MAPS will be equal to 100% of the principal amount thereof. See "--Notification of Results: Settlement." When the MAPS are tendered for remarketing, the Remarketing Dealer may remarket the MAPS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MAPS will bear interest at the Interest Rate to Maturity, as described below. If the Remarketing Dealer elects to remarket the MAPS, the obligation of the Remarketing Dealer to purchase the MAPS on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MAPS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all such MAPS on the Remarketing Date, the Company will be required to repurchase the MAPS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MAPS to the Remarketing Date. See "Repurchase" below.

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.58% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MAPS.

     The "Applicable Spread" shall be the lowest firm commitment bid expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MAPS at the Dollar Price, but assuming (i) an issue date that is the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date that is the Stated Maturity Date and
(iii) a stated annual interest rate, payable semi-annually, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such firm commitment bids obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MAPS, the Company and the Trustee.

     "Dollar Price" means, with respect to the MAPS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" means each of Salomon Brothers Inc, Lehman Brothers Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company in The City of New York (a "Primary Corporate Dealer"), the Remarketing Dealer shall substitute therefor another Primary Corporate Dealer.

     "Remaining Scheduled Payments" means, with respect to the MAPS, the remaining scheduled payments of the principal thereof and interest thereon calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MAPS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MAPS being purchased.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations and "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., on the Determination Date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc, Lehman Brothers Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

  Notification of Results; Settlement

     Provided the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all MAPS tendered (or deemed to have been tendered) to the Remarketing Dealer on the Remarketing Date, the Remarketing Dealer will notify the Company, the Trustee and the DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

     All of such MAPS will be automatically delivered to the account of the Trustee, by book-entry through the DTC pending payment of the purchase price therefor, on the Remarketing Date.

     The Remarketing Dealer will make or cause the Trustee to make payment to the DTC participant (each, a "Participant") of each Beneficial Owner of MAPS so tendered (or deemed to have been so tendered), by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's MAPS, of the purchase price for MAPS that have been purchased for remarketing by the Remarketing Dealer. The purchase price of such MAPS will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the MAPS on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the entire principal amount of the MAPS, as described below under "Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of MAPS due on the Remarketing Date by book entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited and the MAPS delivered by book entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MAPS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MAPS in the remarketing or for payment to selling Beneficial Owners of MAPS, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the MAPS at the time of the remarketing, to the extent required to facilitate the remarketing of MAPS in certificated form. In addition, the Remarketing Dealer may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as the DTC nominee holds the certificates representing any MAPS in the book-entry system of DTC, no certificates for such MAPS will be delivered by any selling Beneficial Owner to reflect any transfer of such MAPS effected in the remarketing. In addition, under the terms of the MAPS and the Remarketing Agreement (as defined below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the MAPS in book-entry form with DTC or any successor thereto and to appoint a successor to DTC to the extent necessary to maintain the MAPS in book-entry form and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MAPS to be issued in certificated form. See "-- Book-Entry Systems" below.

  The Remarketing Dealer

     On or prior to the date of original issuance of the MAPS, the Company and the Remarketing Dealer will enter into a Remarketing Agreement (the "Remarketing Agreement").

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MAPS as described herein, the obligation of the Remarketing Dealer to purchase MAPS from Beneficial Owners of MAPS will be subject to several conditions precedent set forth in the Remarketing Agreement that are customary in the Company's public offerings, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MAPS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that are also customary in the Company's public securities offerings.

     No Beneficial Owner of any MAPS shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MAPS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 Business Days after the delivery to the Company and the Trustee of written notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MAPS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MAPS may be entitled to exercise or take with like effect as if the Remarketing Dealer did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE

     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MAPS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer elects not to remarket the MAPS, or (v) the Remarketing Dealer for any reason does not purchase all MAPS tendered to it on the Remarketing Date, the Company will repurchase the MAPS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MAPS plus all accrued and unpaid interest, if any, on the MAPS to the Remarketing Date. In any such case, payment will be made by the Company to the Participant of each Beneficial Owner of MAPS by book entry through DTC by the close of business on the Remarketing Date against delivery through the DTC of such Beneficial Owner's MAPS.

REDEMPTION

     If the Remarketing Dealer elects to remarket the MAPS on the Remarketing Date, the MAPS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, subject to the conditions described above under "-- Tender of MAPS; Remarketing" and "-- Repurchase" and to the Company's right to redeem the MAPS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the MAPS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MAPS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the MAPS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

BOOK-ENTRY SYSTEMS

     The MAPS will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. One or more fully registered certificates will be issued as Global Securities for the MAPS in the aggregate principal amount of the MAPS. Such Global Securities will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company and the Underwriters as follows:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of MAPS under the DTC system must be made by or through Direct Participants, which will receive a credit for the MAPS on DTC's records. The ownership of interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct and Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the MAPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the MAPS, except in the event that use of the book-entry system for the MAPS is discontinued.

          To facilitate subsequent transfers, all MAPS deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MAPS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the MAPS; DTC's records reflect only the identity of the Direct Participants to whose accounts such MAPS are credited, which may or may not be the Beneficial

     Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to DTC. If less than all of the Global Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in the listing attached to the Omnibus Proxy).

          Principal and interest payments on the Global Securities will be made to DTC. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on DTC's records. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

          DTC may discontinue providing its service as securities depositary with respect to the MAPS at any time by giving reasonable notice to the Company or the Trustee. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if a successor securities depositary is not obtained, Debenture certificates in fully registered form are required to be printed and delivered to Beneficial Owners of the Global Securities representing such MAPS.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

     Neither the Company, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the MAPS, or payments to, or the providing of notice to Participants or Beneficial Owners.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the MAPS will be made by the Underwriters in immediately available funds. So long as the MAPS are represented by Global Securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by the Company in immediately available funds. In addition, so long as the MAPS are represented by such Global Securities, the MAPS will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the MAPS will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the MAPS.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the MAPS to initial holders purchasing MAPS at the "issue price." The "issue price" of a MAPS will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the MAPS is sold for money. This summary is based upon laws, regulations, rulings and decisions in effect, all of which are subject to change, which change may be retroactive. Moreover, it deals only with purchasers who hold MAPS as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding MAPS as a hedge against currency risk or as a position in a "straddle," "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of the MAPS until the Remarketing Date.

     As used herein, the term "U.S. Holder" means a Beneficial Owner of MAPS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations and certain partnerships that have one or more partners who are not U.S. persons), or (iii) an estate or trust whose income is subject to U.S. federal income tax regardless of its source. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of a MAPS that is, for U.S. federal income tax purposes, (i) a nonresident alien individual,
(ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     Because the MAPS are subject to a mandatory put or remarketing on the Remarketing Date, the Company intends to treat the MAPS as maturing on the Remarketing Date for U.S. federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the MAPS. Because no debt instrument closely comparable to the MAPS has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the MAPS is not certain. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"). Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the MAPS are uncertain, and no assurance can be given that the IRS or the courts will agree that the MAPS should be treated as maturing on the Remarketing Date. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE MAPS (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE MAPS). EXCEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE MAPS WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR TAX ADVISERS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX TREATMENT OF THE MAPS

     Assuming the characterization of the MAPS set forth above, the following tax consequences would result with respect to U.S. Holders.

  Interest Income

     Interest on the MAPS would generally be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting. The Company does not anticipate that the initial issuance of the MAPS would result in Original Issue Discount ("OID"), generally defined as the excess of the stated redemption price at the maturity of the MAPS over its issue price. However, if a MAPS is issued with OID, or is deemed by the IRS to have been issued with OID, the holder of such debt instrument issued with OID is required to recognize as ordinary income the amount of OID on the debt instrument as such discount accrues, in accordance with a constant yield method.

  Gain or Loss on Sale or Redemption

     When a MAPS is sold or redeemed, the U.S. Holder would recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest not previously included in income) and the adjusted basis in its MAPS. The adjusted basis of the MAPS generally would equal the U.S. Holder's cost, increased by any OID previously includable in the U.S. Holder's income with respect to the MAPS, and reduced by the principal payments previously received with respect to the MAPS. Gain or loss on sale or redemption of a MAPS would generally be capital gain or loss.

     Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

  Alternative U.S. Federal Income Tax Treatment

     There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the MAPS as maturing on the Remarketing Date and as thereafter being reissued should the MAPS be remarketed, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the MAPS as maturing on the Stated Maturity Date and to treat the issue price of the MAPS as including the value of the mandatory tender right. Because of the remarketing, if the MAPS were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. In such case, the timing and character of income on the MAPS would be significantly affected. Among other things, U.S. Holders, regardless of their usual method of tax accounting, would be required to accrue income annually as OID, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the MAPS in a taxable year. In addition, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the MAPS would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions with respect to the MAPS. In particular, upon the sale of a MAPS (other than through the mandatory tender), the IRS could take the position that the gain or loss with respect to the mandatory tender right and the gain or loss with respect to the debt obligation must be separately determined, in which case any deemed loss with respect to the mandatory tender right would be treated as capital loss, and a corresponding amount of additional ordinary income would need to be recognized by the U.S. Holder with respect to the sale. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

     Prospective purchasers are urged to consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the MAPS.

TREATMENT OF NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Contingent Payment Debt Regulations, if any) on a MAPS, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the MAPS, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the MAPS on behalf of such Beneficial Owner, file a statement with the withholding agent to the effect that the Beneficial Owner of the MAPS is not a U.S. person. In general, such requirement will be fulfilled if the Beneficial Owner of a MAPS certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the MAPS on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

     Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a MAPS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax adviser in this regard.

     If a non-U.S. Holder of a MAPS is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the MAPS is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular U.S. income tax on interest and on any gain realized on the sale, exchange or other disposition of a MAPS in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a MAPS will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

     The MAPS will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the MAPS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the MAPS if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisers regarding the New Regulations.

SUMMARY

     This discussion is intended to be a general summary. Due to the complexity of the rules described above, the current uncertainty as to the manner of their application to holders and possible changes in law, it is particularly important that each holder consult with its own tax adviser regarding the tax treatment of its acquisition, ownership and disposition of its MAPS under the laws of the United States and those of any state, local or foreign taxing jurisdiction.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") dated February 11, 1998 among the Company and the several Underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective principal amounts of the MAPS:

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                               OF MAPS
                        -----------                           ----------------
Salomon Brothers Inc........................................    $120,000,000
Lehman Brothers Inc.........................................     120,000,000
                                                                ------------
          Total.............................................    $240,000,000
                                                                ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the MAPS offered hereby if any MAPS are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the MAPS to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers initially at such price less a discount not in excess of 0.30% of the principal amount of the MAPS. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.25% of the principal amount of the MAPS. After the initial offering of the MAPS to the public, the public offering price and such concessions may be changed. In addition, in consideration for the right to require the mandatory tender of all outstanding MAPS as described above, the Remarketing Dealer will pay to the Company, on the same date the Underwriters pay the purchase price for the MAPS, an amount equal to 2.81% of the principal amount of the MAPS.

     The MAPS are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the MAPS, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MAPS.

     The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the MAPS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the MAPS in connection with the offering, i.e., if they sell MAPS in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing MAPS in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MAPS. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriters and their affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates.

     The Company has agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

PROSPECTUS

                          THE WILLIAMS COMPANIES, INC.

                              DEBT SECURITIES AND
                                PREFERRED STOCK

                             ---------------------

     The Williams Companies, Inc. (the "Company") may offer and sell from time to time (a) unsecured debentures, notes or other evidences of indebtedness ("Debt Securities"), and (b) shares of its Preferred Stock, $1.00 par value per share ("Preferred Stock" and collectively with Debt Securities, the "Securities") with an initial offering price not to exceed $900,000,000 in the aggregate (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units). All specific terms of the offering and sale of the Securities, including the specific (a) designation, rights and restrictions and whether the Debt Securities are senior or subordinated, the currencies or composite currencies in which the Debt Securities are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest, and any conversion, exchange, redemption or sinking fund provisions, (b) designation, rights, preferences, privileges and restrictions of Preferred Stock, including dividend rate or rates/or methods of ascertaining the same, dividend payment dates, voting rights, liquidation preference, and any conversion, exchange or redemption or sinking fund provisions, and (c) initial public offering price, listing on any securities exchange, and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Securities may be offered through dealers, through underwriters or through agents designated from time to time as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the Securities described in the accompanying Prospectus Supplement.

               The date of this Prospectus is September 15, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048, or from the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
                             ---------------------
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, ("Form 10-K"), the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, and June 30, 1997, and the Company's Current Report on Form 8-K dated September 8, 1997, filed by the Company with the Commission under the Exchange Act are incorporated by reference.

     All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172,
Attention: Corporate Secretary, (918) 588-2000.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     The Company is not required to publish annual and quarterly reports to holders of Debt Securities. The Company's annual report on Form 10-K containing audited financial statements will be provided to holders of Debt Securities upon request.
                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS, IF ANY, MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES IN THE OPEN MARKET.

                                  THE COMPANY

     The Company was originally incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. The Company maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172 (telephone (918) 588-2000). Unless the context otherwise requires references to the Company herein include subsidiaries of the Company.

     The Company, through subsidiaries, engages in the transportation and sale of natural gas and related activities; natural gas gathering, processing, and treating activities; the transportation and terminaling of petroleum products; hydrocarbon exploration and production activities; the production and marketing of ethanol; and energy commodity trading and marketing and provides a variety of other products and services, including price risk management services, to the energy industry. The Company also engages in the communications business. The Company's energy subsidiaries own and operate: (i) five interstate natural gas pipeline systems; (ii) natural gas production properties; (iii) natural gas gathering and processing facilities; (iv) a common carrier petroleum products and crude oil pipeline system; (v) petroleum products terminals; and (vi) ethanol production facilities. The Company also trades and markets energy commodities and offers price-risk management services. The Company's communications subsidiaries offer: (i) data-, voice- and video-related products and services; (ii) advertising distribution services; (iii) video services and other multimedia services for the broadcast industry; (iv) broadcast facsimile and audio- and video-conferencing services for businesses; (v) interactive, computer-based training and services; (vi) customer-premise voice and data equipment, including installation and maintenance; and (vii) network integration and management services nationwide. The Company also has investments in the equity of certain other companies.

     The Company conducts substantially all of its operations through subsidiaries. The Company performs management, legal, financial, tax, consultative, administrative and other services for its subsidiaries. The Company's principal sources of cash are from dividends and advances from its subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of dividends available to the Company from subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of certain subsidiaries' borrowing arrangements limit the transfer of funds to the Company.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including repayment of outstanding debt. The Company anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank Credit Agreement.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table represents the Company's consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

 SIX MONTHS          YEAR ENDED DECEMBER 31,
    ENDED       ---------------------------------
JUNE 30, 1997   1996   1995   1994   1993    1992
-------------   ---------------------------------
   2.31         2.30   2.06   2.15    2.30   1.59

     For the purpose of this ratio: (i) earnings consist of income from continuing operations before fixed charges, minority interest expense and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of the Company and its subsidiaries.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following selected income statement data for the six months ended June 30, 1997, and balance sheet data for June 30, 1997, have been derived from the Company's unaudited consolidated financial statements included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, incorporated herein by reference. The following selected income statement data for the years 1996, 1995, and 1994 and balance sheet data for 1996 and 1995 have been derived from the Company's audited consolidated financial statements appearing in the Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. The income statement data for the years 1993 and 1992 and balance sheet data for 1994, 1993 and 1992 have been derived from the Company's audited consolidated financial statements previously filed with the Commission but not incorporated herein by reference. The selected historical consolidated financial data shown below should be read in conjunction with such financial statements of the Company and related notes.

                                            SIX
                                           MONTHS
                                           ENDED                      YEAR ENDED DECEMBER 31,
                                          JUNE 30,    --------------------------------------------------------
                                            1997        1996      1995(2)       1994        1993        1992
                                          --------    --------    --------    --------    --------    --------
                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Total revenues..........................  $2,022.0    $3,531.2    $2,855.7    $1,751.1    $1,793.4    $1,983.5
Income from continuing operations.......     213.7(3)    362.3(4)    299.4(5)    164.9(6)    185.4(7)    103.1(8)
Income from discontinued operations(1)..        --          --     1,018.8        94.0        46.4        25.2
Net income..............................     213.7       362.3     1,318.2       246.7       231.8       138.2
BALANCE SHEET DATA:
Property, plant and equipment -- net....   9,589.9     9,386.3     8,014.7     3,124.0     3,678.6     3,527.1
Total assets............................  12,748.4    12,418.8    10,561.2     5,226.1     5,020.4     4,982.3
Long-term debt..........................   4,656.1     4,376.9     2,874.0     1,307.8     1,604.8     1,683.2
Stockholders' equity....................  $3,587.3    $3,421.0    $3,187.1    $1,505.5    $1,724.0    $1,518.3
RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDEND
  REQUIREMENTS(9).......................      2.31        2.30        2.06        2.15        2.30        1.59

---------------

(1) In the third quarter of 1994, the Company signed a definitive agreement to enter into the sale of its network services operations (the "WNS Sale"). On January 5, 1995, the Company consummated the transaction, and the gain from the sale was reported as discontinued operations in the 1995 first quarter consolidated financial statements. The selected historical consolidated financial data has been prepared to present operating results of the operations sold in the WNS Sale as discontinued operations. Prior period balance sheets have not been restated. For additional information see Note 3 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(2) On January 18, 1995, the Company acquired 60 percent of the outstanding common stock of Transco Energy Company ("Transco") in a cash tender offer. On May 1, 1995, the remaining 40 percent of Transco's outstanding common stock was acquired through a merger, which involved the exchange of the remaining Transco common stock for approximately 15.6 million shares of the Company's common stock. For additional information see Note 2 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(3) Includes an after-tax gain on sale of interest in subsidiary of $44.5 million. See Note 4 of the Notes to Unaudited Consolidated Financial Statements appearing in the Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

(4) Includes a pretax gain on sales of assets of $15.7 million. See Note 6 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference. Also includes a pretax gain of $20 million from the property insurance coverage associated with construction of replacement gathering facilities.

(5) Includes a pretax loss on sale of an investment of $12.6 million and a $41.4 million pretax write-off of project costs. See Note 6 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(6) Includes a pretax gain on sales of assets of $22.7 million. See Note 6 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(7) Includes a pretax gain of $51.6 million from the sale of 6.1 million units in the Williams Coal Seam Gas Royalty Trust and a pretax gain of $45.9 million from the sale of the intrastate natural gas pipeline system and other related assets in Louisiana.

(8) Includes a pretax gain of $14.6 million from the sale of a tract of land in Florida that had been retained from previous sale of Agrico Chemical Company.

(9) For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges, minority interest expense and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies; and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of the Company and its subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under an indenture (the "Senior Debt Indenture"), between the Company and First National Bank of Chicago, as Trustee, and, in the case of Debt Securities that will be subordinated debt, under an indenture (the "Subordinated Debt Indenture"), between the Company and First National Bank of Chicago, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." First National Bank of Chicago is hereinafter referred to as the "Trustee." The forms of the Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's limitation on liens. See "Subordinated Debt" and "Certain Covenants of the Company." Neither Indenture contains any covenants or provisions which affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in Article One of the Senior Debt Indenture are summarized as follows:

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (i) intangible assets; (ii) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; (iii) reserves; (iv) advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness; (v) an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and (vi) minority stockholder interests.

          "Funded Indebtedness" means any Indebtedness which matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise; provided, however, that such term shall not include Indebtedness of the Company or any of its Subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development to the extent that the latter are not in default in their obligations to the Company or such Subsidiary, nor shall such term include Indebtedness of the Company or any of its Subsidiaries incurred to finance oil or natural gas exploration and development by means commonly referred to as a "production payment" to the extent that the Company or any of its Subsidiaries have not guaranteed the repayment of the production payment.

          "Holder" means, in general, a Person in whose name the Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness which is for money borrowed from others.

          "Person" means any individual, corporation, limited liability company, limited partnership, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities, debentures, notes or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior or subordinated obligations of the Company. All of the operating assets of the Company and its Subsidiaries are owned by its Subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Holders of Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the Company to pay principal of and interest on the Debt Securities is, to a large extent, dependent upon the receipt by it of dividends or other payments from its Subsidiaries. Dividends payable by Williams Pipe Line Company, one of the principal subsidiaries of the Company, are restricted under that company's current debt agreements.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vii) any redemption or sinking fund provisions; (viii) whether the Debt Securities will be issuable in registered or bearer form or both and, if Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in bearer form; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Debt Securities held by a Person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustees or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

SENIOR DEBT

     The Debt Securities and any coupons appertaining thereto (the "Coupons") that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank equally and pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Subordinated Debt Indenture, Section 1.1)

     In general, in the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on any series of the subordinated Debt Securities shall have been declared due and payable upon an event of default pursuant to Section 5.1 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by such subordinated Debt Securities (Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

CERTAIN COVENANTS OF THE COMPANY

     Liens. The Senior Debt Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance ("mortgage"), upon any of its properties without effectively providing that the senior Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are certain purchase money mortgages; certain preexisting mortgages on any property acquired or constructed by the Company or a Subsidiary and certain mortgages created within one year after completion of such acquisition or construction; certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company; and mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed 5 percent of the Consolidated Net Tangible Assets. (Senior Debt Indenture, Section 3.6)

     Consolidation, Merger, Conveyance of Assets. Each Indenture provides, in general, that the Company will not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the corporation limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which the Company is merged or the Person which acquires such assets shall expressly assume the Company's obligations under such Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 9.1)

     Event Risk. Except for the limitations on Liens described above, neither Indenture nor the Debt Securities contains any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     In general, an Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being:
(a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series unless otherwise provided; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series or such Indenture other than a covenant a default in whose performance, or whose breach, is dealt with otherwise below or, if certain conditions are met, the Events of Default described in this clause (c) are the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1)

     In general, each Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause
(c) is with respect to less than all series of Debt Securities then outstanding) occurs, the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding. (Sections 5.1 and 5.10)

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under such Indenture before proceeding, at the request of such Holders, to exercise any right or power under such Indenture. (Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 5.9)

     In general, each Indenture provides that no Holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of principal or interest on or after the due date provided) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Sections 5.6, 5.7 and 5.9)

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under each Indenture as set forth below. (Section 10.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to Holders of any series of Debt Securities issued under such Indenture at any time ("defeasance"). Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 and 9.1, in the case of the Senior Debt Indenture, and Section 9.1, in the case of the Subordinated Debt Indenture (which contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of or interest on the subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and
(b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that, if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then no opinion is given as to the effect of such laws on the trust funds except as set forth in the Subordinated Indenture relating to (i) Trustee's valid and perfected security interest in such trust funds; (ii) adequate protection of holders of the Subordinated Debt Securities interests in such trust funds; and (iii) no prior rights of holders of Senior

Debt Securities in property or interests granted to the Trustee or holders of the Subordinated Debt Securities in exchange for or with respect to such trust funds.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the Holders to, in general: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in such Indenture, so long as such action will not adversely affect the interests of the Holders;
(e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of each series issued under such Indenture then outstanding and affected (voting as one class) to, in general, add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the Holders of which is required for any such modification. (Section 8.2)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities without the consent of each Holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company, its parent and its Subsidiaries maintain ordinary banking relationships and with which the Company and its Subsidiaries and Affiliates maintain credit facilities.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Debt Securities that are Bearer Debt Securities (including Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in connection with their original issuance, at any time, in the United States or to United States persons (as defined below) other than to offices located outside the United States of United States financial institutions (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) that are purchasing for their own account or for the account of a customer and that agree in writing to comply with the requirements of Sections 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder. Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any Bearer Debt Securities or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Debt Securities offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or to United States persons (other than the financial institutions described above). In addition, any such underwriters, agents and dealers must agree to send a written confirmation to each purchaser from or through it of Bearer Debt Securities in connection with their original issuance or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Debt Securities in every case confirming that such purchaser represents that it is not a United States person or, if it is a United States person, that it is a financial institution described above purchasing for its own account or the account of a customer and, if such person is a dealer, that it will send similar confirmations to purchasers from it.

     Bearer Debt Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a United States financial institution described above or United States person holding through such a financial institution) who holds a Bearer Debt Security or Coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Debt Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                         DESCRIPTION OF PREFERRED STOCK

     Under the Company's Certificate of Incorporation, as amended, the Company is authorized to issue up to 30,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series. Two million five hundred thousand (2,500,000) shares of Preferred Stock are currently outstanding. The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to such series of Preferred Stock. If so indicated in the Prospectus Supplement relating thereto, the terms of any such series of Preferred Stock may differ from the terms set forth below. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the Prospectus Supplement thereto do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and to the certificate of designation relating to that series.

     The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

GENERAL

     The designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock of each series shall be such as are stated and expressed in the Certificate of Incorporation and, to the extent not stated and expressed therein, shall be such as may be fixed by the certificate of designation relating to such series. A Prospectus Supplement, relating to each series, shall specify the terms of the Preferred Stock as follows:

          (a) the distinctive designation of such series and the number of shares which shall constitute such series;

          (b) the rate of dividends, if any, payable on shares of such series, the dates, if any, from which such dividends shall accrue, the dates when such dividends shall be payable, and whether such dividends shall be cumulative or noncumulative;

          (c) the amounts which the holders of the Preferred Stock of such series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company;

          (d) whether or not the Preferred Stock of such series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption; and

          (e) may, in a manner not inconsistent with the provisions of the Certificate of Incorporation, (i) limit the number of shares of such series which may be issued; (ii) provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of such series and the terms and provisions governing the operation of any such fund and the status as to reissue of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof; (iii) grant voting rights to the holder of shares of such series, in addition to and not inconsistent with those granted by the Certificate of Incorporation to the holders of Preferred Stock; (iv) impose conditions or restrictions upon the creation of indebtedness of the Company or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distribution of assets on liquidation;
     (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, junior stock; (vi) grant to the holders of the Preferred Stock of such series the right to convert such stock into shares of another series or class of capital stock; and (vii) grant such other special rights to the holders of shares of such series as the Board of Directors may determine and as shall not be inconsistent with the provisions of the Certificate of Incorporation.

DIVIDENDS

     Subject to any limitations specified in the certificate of designation providing for the issuance thereof, the holders of the Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, preferential dividends in cash, at the rate per annum, if any, fixed for such series, payable on such dates as may be specified in the certificate of designation providing for the issuance of Preferred Stock of such series, to stockholders of record on a date, preceding each such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to preferential dividends accrued on the shares of such series, and no dividend shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the dividends accrued upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding; but this does not prevent the authorization or issuance of one or more series of Preferred Stock bearing dividends subject to contingencies as to the existence or amount of earnings of the Company during one or more fiscal periods, or as to other events, to which dividends on other series of Preferred Stock are not subject.

     So long as any shares of Preferred Stock shall remain outstanding, in no event shall any dividends whatsoever, whether in cash, stock or otherwise, be paid or declared, or any distribution be made on any class of junior stock, nor shall any shares of Preferred Stock (subject to certain limited exceptions) or junior stock be purchased, retired or otherwise acquired for a valuable consideration by the Company, unless all dividends accrued on outstanding shares of Preferred Stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

     The ability of the Company, as a holding company, to pay dividends on the Preferred Stock will depend upon the payment of dividends, interest or other charges by subsidiaries to it. Debt instruments of certain subsidiaries of the Company limit the amount of payments to the Company which could affect the amount of funds available to the Company to pay dividends on the Preferred Stock.

     First Chicago Trust Company of New York is the registrar, transfer agent and dividend disbursing agent for the shares of the Preferred Stock.

REDEMPTION

     The Company, at the option of the Board of Directors, may redeem all or any part of the Preferred Stock of any series which by its terms is redeemable, at the time or times and on the terms and conditions fixed for such series, upon notice duly given in the manner provided in the certificate of designation providing for such series, by paying therefor in cash the sum fixed for such series, together, in each case, with an amount equal to accrued and unpaid dividends thereon. The certificate of designation providing for a series subject to redemption may provide that when notice of redemption of all or part of the shares of such series shall have been given, and the redemption price of such shares, together with accrued dividends to the date fixed as the redemption date, has been set aside by the Company, or deposited with a suitable depositary, for the pro rata benefit of the holders of the shares called for redemption, then the shares so called shall no longer be deemed outstanding, and all rights with respect to such shares, including the accrual of further dividends, other than the right to receive the redemption price of such shares without interest, shall cease.

VOTING RIGHTS

     Except as stated herein or expressly provided by law or except as may be provided for any series of Preferred Stock by the certificate of designation relating thereto, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders. On any matters on which the holders of the Preferred Stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

     So long as any shares of Preferred Stock are outstanding, the Company shall not, without the consent of the holders of at least a majority of the number of shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at any annual meeting, or any special meeting called for the purpose, purchase, redeem or otherwise acquire for value any shares of the Preferred Stock or of any other stock ranking on a parity with the Preferred Stock in respect of dividends or distribution of assets on liquidation during the continuance of any default in the payment of dividends on the Preferred Stock.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, then, before any distribution or payment can be made to the holders of any class of stock of the Company ranking junior to the Preferred Stock as to dividends or distribution of assets on liquidation, the holders of the Preferred Stock of the respective series shall be entitled to be paid in full the respective amount fixed, with respect to liquidation, dissolution or winding up, voluntary or involuntary, as the case may be, in the certificate of designation providing for the issue of shares of such series, plus a sum equal to all accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the stocks of the Company ranking junior to the Preferred Stock according to their respective rights. In the event that the assets of the Company available for distribution to holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock pro rata in proportion to the amounts payable upon each share thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

     Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Each series of Offered Debt Securities will be a new issue of securities and will have no established trading market. Such Offered Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Offered Debt Securities.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of the Company included in or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such independent auditors as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by William G. von Glahn, Senior Vice President and General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. von Glahn beneficially owns approximately 28,331 shares of the Company's Common Stock and also has exercisable options to purchase an additional 29,260 shares of the Company's Common Stock. Pursuant to its By-laws, the Company is required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the Company. The Company also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

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     NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION
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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT

Incorporation of Certain Documents by
  Reference...........................   S-2
Use of Proceeds.......................   S-2
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividend
  Requirements........................   S-2
Description of the MAPS...............   S-2
Certain United States Federal Income
  Tax Considerations..................   S-9
Underwriting..........................  S-12
PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Reports to Holders of Debt
  Securities..........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges and
  Preferred Dividend Requirements.....     3
Selected Financial Data...............     4
Description of Debt Securities........     6
Limitations on Issuance of Bearer Debt
  Securities..........................    12
Description of Preferred Stock........    13
Plan of Distribution..................    15
Experts...............................    16
Legal Matters.........................    17

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                                  THE WILLIAMS
                                COMPANIES, INC.
                     6 1/8% MANDATORY PUTABLE/REMARKETABLE
                             SECURITIES (MAPS(SM))

                             DUE FEBRUARY 15, 2012

                                      LOGO
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                             PROSPECTUS SUPPLEMENT

                            Dated February 11, 1998
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                              SALOMON SMITH BARNEY

                                LEHMAN BROTHERS
                        "MAPS(SM)" is a service mark of
                              Salomon Brothers Inc
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